Exhibit 10.1

AMENDMENT 3 TO EMPLOYMENT AGREEMENT

This Amendment 3 to Employment Agreement (the “Amendment”) is entered into as of July 1, 2010 (the “Effective Date”), between Lonnie Smith (“Executive”) and Intuitive Surgical, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS on February 28, 1997, Executive and the Company entered into an Employment Agreement, as amended by that certain Amendment to Employment Agreement entered into between Executive and the Company as of February 6, 2009 (the “First Amendment” and such amended agreement, the “Agreement”) as well as on January 1, 2010 (the “Second Amendment” and such amend agreement, the “Agreement”) which sets forth the terms of Executive employment with the Company; and

WHEREAS the parties wish to amend certain provisions of the Agreement regarding the title, position and compensation of Executive pursuant to the terms and conditions set forth below.

1. Salary. The first sentence of Section 3(a) of the Agreement shall be replaced in its entirety with the following language:

“SALARY AND BENEFITS. During the period of Executive’s employment hereunder, the Company shall pay to Executive an annual base salary in the amount of two hundred thousand dollars ($200,000), less standard deductions and withholdings, payable in installments in accordance with Company policy.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE

/s/ Lonnie M. Smith
Lonnie M. Smith

INTUITIVE SURGICAL, INC.,

By:	/s/ Gary S. Guthart
Gary S. Guthart
President & Chief Executive Officer